EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the registration statements on Form S-3 (Nos. 033-80679, 333-18933, 333-30955, 333-39421, 333-62889, 333-31542, 333-94907, 333-32848, 333-44556, 333-63568, 333-81752, 333-122640 and 333-135432) and registration statements on Form S-8 (Nos. 033-94400, 033-56454, 033-42156, 333-37017, 333-38206, 333-38212, 333-48632, 333-48634, 333-73868, 333-108514 and 333-128618) of Bioject Medical Technologies Inc. of our report dated March 28, 2008, related to the consolidated balance sheets of Bioject Medical Technologies Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2007, which appears in the December 31, 2007 Annual Report on Form 10-K of Bioject Medical Technologies Inc.

Our audit report dated March 28, 2008, contains an explanatory paragraph that states that the Company’s recurring losses, negative cash flows from operations, and accumulated deficit raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Moss Adams LLP

Portland, Oregon

March 28, 2008